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Weyerhaeuser to sell Uruguay timberlands and manufacturing business to a consortium led by BTG Pactual’s Timberland Investment Group for $402.5 million in cash

SEATTLE (June 5, 2017) -Weyerhaeuser Company (NYSE: WY) today announced an agreement to sell its timberlands and manufacturing business in Uruguay to a consortium led by BTG Pactual’s Timberland Investment Group (TIG), including other long-term institutional investors, for $402.5 million in cash. The company anticipates it will incur minimal taxes in conjunction with the transaction.

The transaction includes over 300,000 acres (120,000 hectares) of timberlands in northeastern and north central Uruguay, as well as a plywood and veneer manufacturing facility, a cogeneration facility, and a seedling nursery.

“Our Uruguay business is a unique combination of high-quality timberlands, value-added manufacturing operations and skilled and dedicated people, and this transaction will best position the business to reach its full potential,” said Doyle R. Simons, president and chief executive officer. “I am proud of the contributions our Uruguay employees have made to the success of Weyerhaeuser and the contributions they will make to the future success of these operations.”

The transaction is subject to customary purchase price adjustments and closing conditions, including regulatory review, and is expected to close in the fourth quarter of 2017. Weyerhaeuser Uruguay and the buyer consortium will continue to operate separately until the transaction closes.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2016, we generated $6.4 billion in net sales and employed approximately 10,400 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS
This communication contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to a transaction involving Weyerhaeuser's assets and business operations in Uruguay. These forward-looking statements can be identified by words such as “expected”, “will”, “anticipates” and “future”, speak only as of the date hereof, are based on the company’s current expectations and involve and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties are detailed from time to time in our filings with the Securities and Exchange Commission, including without limitation those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. In addition, the company may not be able to complete the sale of its Uruguayan assets and business within the stated period of time, or at all, because of a number of factors, including without limitation: the occurrence of any event, change or other circumstances that could give rise to a termination of the transaction under the terms of the sale agreement; the failure to obtain requisite regulatory approvals; or the failure to satisfy other closing conditions. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.